SUB-LEASE AGREEMENT

THIS SUBLEASE AGREEMENT ("Sub-Lease") is made, entered into and executed this 1 t day of November, 2007, by and between InNexus Biotechnology, Inc. (hereinafter "Sub-Lessor") and Systems Medicine LLC, a wholly owned subsidiary of Cell Therapeutics, Inc. (hereinafter called "Sub-Lessee"). Sub-Lessor and Sub-Lessee contract and agree as follows:

1.

THIS SUB-LEASE IS SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS CONTAINED IN THE LEASE DATED AUGUST 1, 2005, BETWEEN KAHG, L.L.C. ("LANDLORD") AND SUB-LESSOR ("ORIGINAL LEASE") AND THE GROUND LEASE DATED APRIL 13, 2004 BETWEEN MAYO CLINIC ARIZONA, AN ARIZONA NON-PROFIT CORPORATION ("GROUND LEASE") AND LANDLORD. SUB-LESSEE SHALL COMPLY WITH THE ORIGINAL LEASE AND GROUND LEASE TERMS, CONDITIONS AND RESTRICTIONS, WHICH ARE INCORPORATED BY REFERENCE AND MADE A PART OF THIS SUB-LEASE AS IF FULLY SET FORTH HEREIN.

2.

 The term of this Sub-Lease shall be twenty-four (24) months. (the "Term"). If Sub-Lessee is current on all rent and other obligations in this Sub-Lease, the Term may be extended for not more than one (1) year, nor less than six (6) months, prior to the expiration of the initial Term upon the mutual written agreement of the parties. (the "Extended Term").

3.

 Sub-Lessor hereby subleases to Sub-Lessee 2,465.25 square feet of laboratory and laboratory support space and any improvements thereon (hereinafter referred to as the "Lab Area"). It is agreed that at Sub-Lessee's expense, at any time during the Term, Sub-Lessee may place a removable wall or divider to separate Sub-Lessee's Lab Area from other lab space. Sub-Lessee shall have access to the Lab Area 24 hours per day, seven days per week. Sub-Lessee shall also have the nonexclusive right to use the Common Areas as defined in the Original Lease.

4.

 During the Term, Sub-Lessee shall pay to Sub-Lessor, as Rent, the sum of Ten Thousand Two Hundred Seventy-One and 881100 Dollars ($10,271.88) per month, in advance, on or before the first day of each month. During any agreed to extended term, Sub-Lessee shall pay to Sub-Lessor, as Rent, the sum of Eleven Thousand Seven Hundred Fifty-Three and 65/100 Dollars ($11,753.65) per month, in advance, on or before first day of each month. In addition, Rent shall include and Sub-Lessee shall be required to pay its proportionate share of any increase in real and personal property taxes, insurance, costs of maintaining, operating, repairing and managing the Project and its Common Areas, as set forth in the Original Lease and the Ground Lease. All rental payments shall be made in United States Dollars, without deduction, offset, prior notice or demand, and delivered to Sub-Lessor at the address set forth in Section 17 of this Sub-Lease or such other address designated by Sub-Lessor in writing.

5.

The Lab Area may be used for the following purposes and for no other purposes: first class medical research facility and uses ancillary and complementary thereto and for no other business or other purpose whatsoever without the prior written consent of Sub-Lessor. The Sub-Lessee will not perform any act in or about the Lab Area that is unlawful or. prohibited by any federal, state or local law, rule, regulation, or ordinance. In the event of a breach of this covenant, the Sub-Lessee shall pay to the Sub-Lessor any and all fines, or increases in insurance premiums to the extent and resulting from such breach, and actually incurred by Sub-Lessor, upon demand, and Sub-Lessor shall have all additional. remedies provided for herein to redress such breach. The Sub-Lessee shall not commit or allow to be committed any waste upon the Lab Area or other act or thing which disturbs any other tenant in the building. The Sub-Lessee, at its expense, shall comply with all laws relating to its use and occupancy of the Lab Area. In addition, Sub-Lessee shall observe such reasonable rules and regulations as may be adopted and made available to Sub-Lessee by the Sub-Lessor from time to time for the safety, care and cleanliness of the Lab Area and the common areas and/or the building.

6.

SUB LESSOR AND SUB-LESSEE, SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OTHER FROM ANY AND ALL LOSSES, FINES, SUITS, DAMAGES, EXPENSES, CLAIMS, DEMANDS AND ACTIONS OF ANY KIND AND EXPENSE INCLUDING REASONABLE ATTORNEY'S FEES RESULTING FROM THE OTHER'S NEGLIGENCE, BREACH, OR VIOLATION OR NON-PERFORMANCE OF ANY CONDITION PURSUANT TO THIS SUB-LEASE; PROVIDED HOWEVER, THAT THE INDEMNIFYING PARTY SHALL HAVE NO OBLIGATION TO INDEMNIFY THE OTHER PARTY TO THE EXTENT SUCH LOSS, FINE, SUIT, DAMAGE, CLAIM, DEMAND, ACTION OF ANY KIND OR EXPENSE ARE THE RESULT OF THE OTHER PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

IN ADDITION, SUB-LESSOR SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SUB-LESSEE FROM AND AGAINST ANY AND ALL THIRD-PARTY CLAIMS, DEMANDS, ACTIONS, SUITS, PROSECUTIONS, AND CAUSES OF ACTION, AND ALL RESULTING JUDGMENTS, LIABILITIES, PENALTIES, DAMAGES, LOSSES, COSTS AND EXPENSES (COLLECTIVELY "DAMAGES") ARISING FROM ANY ACT OR OMISSION RELATING TO THE LAB AREA AND OCCURRING ENTIRELY PRIOR TO THE TERM, BUT DURING THE TERM OF THE ORIGINAL LEASE. NOTWITHSTANDING THE FOREGOING, SUB-LESSOR SHALL NOT HAVE ANY OBLIGATION UNDER THIS SECTION 6 FOR ANY DAMAGES TO THE EXTENT THEY ARISE OUT OF (i) THE NEGLIGENT OR MORE CULPABLE ACT OR OMISSION OF SUB-LESSEE; OR (II) ANY BREACH OF ANY

OF THE OBLIGATIONS OF SUB-LESSEE UNDER THIS SUB-LEASE, THE ORIGINAL LEASE AND THE GROUND LEASE.

7.

 Insurance: Sub-Lessee shall, during the entire term of the Lease keep in full force and effect one or more policies of liability insurance with respect to the Lab Area and the business operated by Sub-Lessee in the Lab Area and which the limits of general liability shall be in the amount of Two Million Dollars ($2,000,000.00) combined single limit, naming Sub-Lessor as additional insured. Such coverage shall include a broad form general liability endorsement. Sub-Lessee shall not cancel or change the insurance without first giving the Sub-Lessor thirty (30) days prior written notice.

Sub-Lessee shall during the term hereof, at its sole expense, provide and keep in force insurance on the Lab Area against loss or damage by fire or any other casualty and extended coverage, in an amount equal to one hundred percent (100%) of the full insurable value thereof, which insurance shall be placed with an insurance company or companies approved by Sub-Lessor and licensed to do business in the State of Arizona. The term "full insurable value" shall mean actual replacement value of the Lab Area. The insurance required under this paragraph shall be carried in the names of the Sub-Lessor, Landlord and Sub-Lessee and shall provide that any proceeds thereunder shall be paid to Sub-Lessor, Landlord and Sub-Lessee and any applicable mortgage holder, according to their respective interests.

Duplicate originals or certificates of insurance of the policies provided shall be furnished by Sub-Lessee and shall contain an agreement by the insurer that such policy or policies shall not be canceled without at least thirty (30) days prior notice to the Sub-Lessor.

Sub-Lessee shall pay all taxes assessed against all personal property located on the premises and shall also pay all privilege, excise and other taxes duly assessed. Sub-Lessee shall pay said taxes when due so as to prevent the assessment of any late fees or penalties.

8.

Sub-Lessee shall pay for all water, electricity, and other utilities used in the Lab Area.

9.

 All repairs, maintenance, replacement or reconstruction to the interior of the portion of the Lab Area leased by Sub-Lessee, including but not limited to replacement of interior glass doors and windows and repair of the plumbing, are to be made by Sub-Lessee at Sub-Lessee's expense. If Sub-Lessee fails to make such repairs or replacements promptly or within a reasonable time, but not more than fifteen (15) days after an occurrence, Sub-Lessor may, at its option, make such repairs or replacements and Sub-Lessee shall repay the costs thereof to Sub-Lessor on demand.

 Sub-Lessee will comply at all times with all lawful federal, state and local health, environmental and police regulations and the terms, conditions and restrictions contained in the Original Lease and the Ground Lease regarding the condition of the Lab Area.

Sub-Lessee shall promptly comply with all of the ordinances of the City of Scottsdale, Arizona, or of any other governmental body applicable for said premises and to all ordinances and requirements enforced by the state board of health, sanitary, fire or police departments of the City of Scottsdale for the correction, prevention and abatement of nuisances in and about or connected with the Lab Area because of Sub-Lessee's use thereof during the term of this Sub-Lease, all at Sub-Lessee's expense. Sub-Lessee shall provide for the removal of its own waste, including but not limited to trash, waste water, waste paper, boxes and cartons and any other organic or inorganic substances, materials or laboratory animals and shall not permit any accumulation of such items. Sub-Lessee shall not engage in any act which shall constitute a nuisance.

10.

 If Sub-Lessee shall default in the payment of the rent, or any part thereof or any other sums due under the terms hereof, when due as herein provided, or in any of the other material covenants, agreements, conditions or undertakings herein contained, and such default shall continue for thirty (30) days after notice thereof in writing to Sub-Lessee, or if (a) any proceeding under the bankruptcy act of the United States is begun by or against the Sub-Lessee, and an order of adjudication, or order approving the petition, be entered in such proceedings, or (b) a receiver or trustee is appointed for substantially all of the Sub-Lessee's business or assets, or (c) if Sub-Lessee shall make an assignment for the benefit of creditors, or (d) if Sub-Lessee shall vacate or abandon the leased Lab Area, then, and in any such event, it shall be lawful for the Sub-Lessor, at his election, to declare the Term ended and to re-enter the leased Lab Area, and to repossess and enjoy the said premises and any Lab Area and improvements situated thereon without such a re-entry and repossession working a forfeiture of the rents to be paid and the covenants to be performed by the Sub-Lessee during the full term of this agreement. If any default shall be made in any covenant, agreement, condition, or undertaking which cannot with due diligence be cured within a period of thirty (30) days, and if notice thereof in writing shall have been given to the Sub-Lessee, and if the Sub-Lessee, prior to the expiration of thirty (30) days from and after the giving of such notice, shall commence to satisfy the cause of such default and shall proceed diligently and with reasonable dispatch to take all steps and do all work required to cure such default, then the Sub-Lessor shall not have the right to declare Term ended by reason of such default; provided, however, that the curing of any default in such manner shall not be construed to limit or restrict the right of Sub-Lessor to declare the Term ended and enforce all of their rights and remedies hereunder for any other default not so cured.

The foregoing provision for the termination of this lease for any default in any of its covenants shall not operate to exclude or suspend any other remedy of the Sub-

Lessor for breach of any of said covenants, or for the recovery of rent owing for the full term, and in the event of the termination or default in any of the terms of this lease as aforesaid.

12.

 Sub-Lessee shall permit Sub-Lessor and his agents to enter the Lab Area at all reasonable times upon one (1) business day's prior notice to Sub-Lessee for any of the following purposes: (i) to inspect the same: (ii) to maintain the Lab Area in which the said premises are located, (iii) to make repairs to the Property as the Sub-Lessor is obligated or may elect to make, and (iv) to post notices of non-responsibility for alterations or additions or repairs.

13.

 If the Lab Area, including improvements thereon, are damaged or destroyed by fire or other casualty, Sub-Lessee shall have the exclusive right and option to either terminate this Sub-Lease or reconstruct and/or repair the said damaged improvements and continue this Sub-Lease under its terms ad conditions as if no such casualty occurred by giving written notice to Sub-Lessor of Sub-Lessee's intention to so continue this Sub-Lease within thirty (30) days after the date of said damage or casualty. In the event that Sub-Lessee so elects to continue this Sub-Lease, any insurance proceeds payable as a result of said fire or casualty shall be first applied to pay the reconstruction or repair of said improvements, and any balance of such insurance proceeds after payment of said reconstruction or repair shall be paid to whomever owns the insurance policy under which payment is made.

14.

 If, during the term of this Agreement, the Lab Area shall be taken or condemned, either in whole or part, by competent authorities for public or quasi-public use, Sub-Lessee shall have the option to terminate this Sub-Lease within thirty (30) days of the taking without penalty. If Sub-Lessee elects not to terminate this Sub-Lease, then this Sub-Lease shall continue in full force and effect.

Neither party shall do or permit anything to be done which would cause the Original Lease to be terminated or forfeited by reason of any right of termination or forfeiture or default, and each party shall indemnify and hold the other party harmless from and against claims arising out of such party's breach of the foregoing covenant.

 15.

Sub-Lessor represents and warrants to Sub-Lessee the following as of the effective date of this Sub-Lease:

(a)

The Original Lease is in full force and effect and has not been modified, supplemented or amended, except the March 13, 2007 amendment, and except as described in Exhibit A.

(b)

Sub-Lessor has the right to full and complete possession of the Lab Area Subject to Landlord's rights under the Original Lease.

(c)

To Sub-Lessor's knowledge, Landlord has performed or is performing in all material respects all of its duties under the Original Lease.

16.

 It is understood and agreed that the relationship of the parties hereto is strictly that of Sub-Lessor and Sub-Lessee and that the Sub-Lessor has no ownership in the Sub-Lessee's enterprise and the Sub-Lease shall not be construed as a joint venture or partnership. The Sub-Lessee is not and shall not be deemed to be an agent or representative of the Sub-Lessor.

17.

 All covenants, conditions and agreements and undertakings contained in this Sub-Lease shall extend to and be binding on the heirs, successors and assigns of the parties hereto the same as if they were in every case named And expressed.

18.

 It is further understood and agreed by and between the Sub-Lessor and Sub-Lessee that, on account of breach or default by either party of any obligations hereunder, if it shall become necessary for the other party to employ and/or consult with an attorney to give advice, or to enforce or demand any of either party's rights or remedies hereunder, then, and in any such event, the defaulting or breaching party shall pay all attorney fees, court costs and other expenses occasioned by such default(s) or breaches)

19.

Until further written notice to Sub-Lessee, all rent checks and all notices from Sub-Lessee to Sub-Lessor shall be served or sent to:

Jeff Morhet, President and CEO
InNexus Biotechnology, Inc.
placeplace13208 East Shea Blvd, #200
The placeMayo placeClinic placeMCCRB placeBuilding
placeplaceScottsdale, placeArizona place85259

Until further written notice to Sub-Lessor, all notices from Sub-Lessor to Sub-Lessee shall be served or sent to Sub-Lessee at the following address:

Jeff Jacobs, President
Systems Medicine LLC
placeplace4320 N. Campbell Ave., Suite 226
placeTucson, placeAZ place85718

All notices to be given under this Agreement (not including payment of rent) shall be in writing and shall be served personally or sent by placeplaceUnited States certified or registered mail, or by a reputable overnight delivery service.

20.

This Agreement contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner other than by agreement in writing signed by all parties hereto or their respective successors in interest.

21.

 If any section, paragraph, sentence or portion of this Agreement or the application thereof to any party or circumstance shall, to any extent, be or become invalid or illegal, such provision is and shall be null and void, but, to the extent that said null and void provisions do not materially change the overall agreement and intent of this entire agreement, the remainder of this Agreement shall not be affected thereby and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent provided by law.

22.

This Agreement shall be governed by and construed in accordance with the laws of the State of placeplaceArizona.

23.

 This Sub-Lease is executed with the written consent ofle

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